Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:
Lori Steiner or
William Cornely
at (614) 356-5524

DOMINION HOMES ANNOUNCES

GOING-PRIVATE TRANSACTION FOR $0.65 PER SHARE

DUBLIN, Ohio – January 18, 2008 – Dominion Homes, Inc. (NASDAQ: DHOM) Dominion Homes, Inc. announced today that it has entered into a definitive merger agreement to be acquired by a buyout group consisting of companies affiliated with Angelo Gordon & Co., L.P. and Silver Point Capital, L.P. and the Company’s largest shareholder, BRC Properties, Inc. Douglas G. Borror, a principal of BRC Properties, will remain in his role as Chairman of the board of directors and Chief Executive Officer of the Company.

Under the terms of the merger agreement, the Company’s shareholders (other than the buyout group) will receive $0.65 in cash for each Company common share, which represents a 38% premium over the Company’s closing stock price on January 17, 2008. A special committee of independent directors and the full board of directors of the Company have approved the merger agreement and have recommended to the Company’s shareholders that they adopt the merger agreement. The independent special committee carefully considered this offer with the counsel of independent legal and financial advisors and, after extensive negotiations, unanimously concluded that this transaction is in the best interests of the Company’s public shareholders.

“The homebuilding industry continues to be in a very difficult period,” said Mr. Borror. “This transaction will allow Dominion Homes to continue our 55-year tradition of building quality homes that exceed our customers’ expectations.”

The Company also announced today that it has entered into certain amendments to its existing credit facility with its lenders in anticipation of the merger transaction. The lenders have agreed to increase the Company’s borrowing capacity under the credit facility by approximately $3,500,000 and to forbear until the earlier of June 30, 2008 or termination of the merger agreement from exercising their rights and remedies under the credit facility.

The merger transaction is expected to close in the first half of 2008, and is subject to receipt of shareholder approval and satisfaction of customary closing conditions. BRC Properties and certain members of the Borror family have agreed to vote in favor of the merger. Upon closing, the Company will no longer be publicly traded and the surviving company will be privately held by Dominion Holding Corp., a Delaware corporation that will be controlled by the buyout group.

Raymond James & Associates Inc. advised the Company, and Houlihan Lokey Howard & Zukin Financial Advisors, Inc. advised the special committee.

About Dominion Homes, Inc.

Dominion Homes (NASDAQ: DHOM) builds a variety of new homes and condominiums in Columbus, Ohio and Louisville and Lexington, Kentucky, which are differentiated by size, price,

included features and available options. The Company’s community development and home building philosophy focuses on providing its customers with unsurpassed location, quality construction, brand name materials and customer service. The Company currently has 45 active communities in Central Ohio and Louisville and Lexington, Kentucky. Additional information about the Company and its new homes is located on its website at www.dominionhomes.com. Dominion. It’s your home.

Additional Information and Where to Find It

In connection with the proposed merger and required shareholder approval, the Company will file with the Securities and Exchange Commission (“SEC”) a preliminary proxy statement and a definitive proxy statement. The definitive proxy statement will be mailed to the shareholders of the Company. The COMPANY’S SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE MERGER AGREEMENT. When these documents become available, the Company’s shareholders may obtain free copies of them and other documents filed with the SEC at the SEC’s web site at http://www.sec.gov. In addition, the Company’s shareholders may also obtain copies of the documents filed by the Company with the SEC by directing a request by mail or telephone to Dominion Homes, Inc., Attn. Secretary, 4900 Tuttle Crossing Boulevard, Dublin, OH 43016, telephone: (614) 356-5000, or by going to the Company’s Investors page on its corporate web site at http://www.dominionhomes.com.

Participants in the Solicitation

The Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the merger. Shareholders may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the merger, which may be different than those of the Company’s shareholders generally, by reading the preliminary and definitive proxy statements regarding the merger, when filed with the SEC.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in national or local economic conditions, changes in the local or national homebuilding industry, changes in federal lending programs, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

* * *

2